SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 5, 2017

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

California	000-33063	33-0937517
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

86 North Main Street, Porterville, CA 93257
(Address of principal executive offices)
(Zip code)

(559) 782-4900
(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	OTHER EVENTS

On July 5, 2017, Sierra Bancorp issued a press release announcing that Bank of the Sierra, the banking subsidiary of Sierra Bancorp, has entered into an agreement with Citizens Business Bank, the banking subsidiary of CVB Financial Corp., to acquire a branch of Citizens Business Bank located in Woodlake, California. The transaction is expected to close in the fourth quarter of 2017, subject to the receipt of all required regulatory approvals. Subsequent to the acquisition, it is anticipated that the Woodlake branch will continue to operate as a full-service branch of Bank of the Sierra. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Under the acquisition agreement, Bank of the Sierra will acquire all deposit balances of the Woodlake branch at a 3.27% premium to average daily deposit balances during the thirty (30) day period ending on the business day prior to the closing date. At March 31, 2017 Woodlake branch deposits totaled approximately $28 million, consisting largely of non-maturity deposits. Bank of the Sierra already has a number of deposits in the Woodlake zip code that are domiciled at nearby branches, thus this branch purchase is intended to enhance the level of service for current customers as well as provide additional core deposits for the Bank.

The acquisition agreement also contemplates that Bank of the Sierra will purchase the Woodlake branch building, the real property on which the building is located, and certain other equipment and fixed assets at their aggregate fair value of $500,000.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)       Exhibits

Exhibit Number	Description

99.1	Press Release dated July 5, 2017.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA BANCORP

Dated: July 6, 2017	By:	/s/ Kenneth R. Taylor
Kenneth R. Taylor
Executive Vice President &
Chief Financial Officer